BANK OF AMERICA

                         PROMISSORY NOTE

                         (Standing Loan)
$5,625,000.00                              Loan No.310266-2
June 20,  1996                             Portland, Oregon



1    BORROWER'S PROMISE TO PAY.

     For value received, PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP a Delaware limited partnership (the "Borrower") promises to pay Five Million Six Hundred Twenty-Five Thousand and No/00 Dollars ($5,625,000.00), plus interest, to the order of BANK OF AMERCE OREGON, an Oregon state chartered commercial bank (the "Bank") at P.O. Box 3066, Portland, Oregon, or at such other place as the holder of this Note may from time to time require.

     This Note evidences a loan (the "Loan") from Bank to Borrower made pursuant to a Standing Loan Agreement (the "Loan Agreement") between Bank and Borrower of even date herewith. This
Note is secured by a deed of trust (the "Deed of Trust") covering certain real property and other collateral.

2.   INTEREST RATE AND MONTHLY PAYMENTS.

     A. Interest Rate. Interest shall accrue at the rate of nine percent (9.00%) per year (the "Note Rate").

     B. Monthly Payments. If the Deed of Trust records on any day but the first day of a month, Borrower will pay interest in advance from the date of recording to the first day of the next month. Thereafter, principal and interest shall be payable in equal monthly installments of Forty-Seven Thousand Two Hundred Four and 80/100 ($47,204.80), beginning on the first day of August, 1996, and continuing on the first day of each month thereafter, with a final payment of all remaining unpaid principal, interest and other sums due under this Note due and payable on July 1,2006 (the "Maturity Date").

     C. Interest Appointment and Allocation. The amount of each year's interest on the Note will, as it accrues, be apportioned among calendar months on the basis of a year consisting of 12 thirty-day months. The early or late date of making a monthly payment will be disregarded for purposes of allocating the payment between principal and interest. For this purpose, the payment will be treated as though made on the date due.

3.   PRINCIPAL PREPAYMENTS.

     A. Borrower may prepay principal on the Note in whole or in part in minimum amounts equal to or greater than ten percent (10%) of the face amount of this Note but in no event more than once per year. Borrower shall give Bank written notice of Borrower's intention to make the prepayrnent, specifying the date and amount of the prepayment. The notice must be received by Bank at least five (5) Banking Days in advance of the prepayment. All prepayments of principal on the Note shall be applied to the most remote principal installment or installments then unpaid. Each such prepayment shall be accompanied by the Prepayment Fee described in this Section 3. In the event Borrower elects not to make the prepayment, a prepayment service fee in the amount of $250 will be assessed.

     B.    Except  for  any  required principal  repayment  under
Section 2.13 of the Standing Loan Agreement, each prepayment of the Loan, whether voluntary, by reason of acceleration or otherwise, shall be accompanied by payment of all accrued interest on the amount of the prepayment, a prepayment service fee of $250.00 and the Prepayment Fee described below.

     C. The Prepayment Fee shall be the sum of fees calculated separately for each Prepaid Installment, as follows:

          (1) Determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment
     Date, using the Note Rate;

          (2) Subtract from each monthly interest amount determined in (1), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, at the Treasury Rate:

          (3) If(1) minus (2) for the Prepaid Installment is greater than zero, discount the monthly difference to the date of prepayment by the rate used in (2) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

     D.   For purposes of this Section 3,

          (1) "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

          (2) "Original Payment Dates" mean the dates on which principal of the Loan would have been paid if there had been no prepayment.

          (3) "Prepaid Installment" means the portion of the prepaid principal of the Loan which would have been paid on a single Original Payment Date.

          (4) 'Banking Day" means a day, other than a Saturday or a Sunday, on which Bank is open for business for all banking functions in Oregon.

     E. Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Loan. Each of the rates is Bank's estimate only, and Bank is under no obligation to actually reinvest any prepayment. The rates shall be based on information from either the Telerate or Reuters information services, The Wall Street Journal or other information sources the Bank deems appropriate.

4.   BORROWER'S WAIVER OF PREPAYMENT RIGHT.

     By its signature below, Borrower expressly waives any right to prepay the Loan except on the express terms set forth above. Borrower agrees to pay the Prepayment Fee even if the prepayment is made following Bank's acceleration of the Note due to a default by Borrower, or by reason of any transfer giving Bank the right to accelerate the maturity of this Note pursuant to the terms of the Deed of Trust. Borrower acknowledges that prepayment of the Loan may result in Bank incurring additional costs (including lost opportunity costs), expenses or liabilities. Borrower therefore agrees that the Prepayment Fee represents a reasonable estimate of the prepayment costs, expenses or liabilities Bank may suffer on a prepayment. Borrower agrees that Bank's willingness to offer a fixed interest rate to Borrower is sufficient and independent consideration for this waiver. Borrower understands that Bank would not offer a fixed interest rate to Borrower absent this waiver.


    BORROWER:                 PORTLAND  LOFTS  ASSOCIATES
                              LIMITED PARTNERSHIP, a
                              Delaware limited partnership

                              BY:   East Bank Angel
                                    Joint Venture, an
                                    Oregon joint
                                    venture,
                                    General  Partner

                                    By: Joseph  Angel

                                    By:  Pacific Star Corporation,
                                         an  Oregon corporation

                                    By:: Joseph   W.Angel
                                         President



                              BY:   Historic Preservation
                                    Properties  1989 Limited
                                    Partnership, a Delaware limited
                                    partnership, General Partner

                              By:   Boston Historic Partners Limited
                                    Partnership, a Massachusetts
                                    limited partnership,
                                    General Partner

                                    By:  Portfolio Advisory Services,
                                         Inc.,  a  Massachusetts
                                         corporation, General Partner

                                    By:  Terrence P. Sullivan
                                         President

                                    By:  Terrence P. Sullivan
                                         General Partner

                                                               '


5.   LATE PAYMENTS.

     A. Late Charge for Overdue Payments. If Bank has not received the full amount of any monthly payment by the end of 15 calendar days after the date it is due, Borrower will pay a late charge to Bank in the amount of five percent (5%) of the overdue payment. Borrower will pay this late charge only once on any late payment.

     B. Default Rate. From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, all sums owing on this Note, at the option of Bank, shall bear interest until paid in full at three (3) percentage points above the rate at which interest would otherwise accrue under this Note.

6.   MISCELLANEOUS.

     A. Payments. All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only when collected.

     B. Joint and Several. If more than one person or entity are signing this Note as Borrower, their obligations under this Note will be joint and several. If Borrower consists of or is comprised of more than one person or entity, any reference to Borrower shall refer to each person or entity comprising Borrower.

     C. Loan Agreement. This Note is subject to the terms and conditions of the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity of this Note.

     D.   Limitation on Recourse.

     This Note is executed in connection with a term loan made by the Bank to the Borrower. Notwithstanding any other provision of the Note to the contrary, neither Historic Preservation
Properties   1989   Limited  Partnership,  a   Delaware   limited
partnership ("HPP"), which is one of the Borrower's two general partners, nor HPP's general partners shall have any personal liability  for  the payment of the loan secured by  the  Deed  of
Trust or any liability for the performance of the Borrower's obligations and the Bank's sole remedy in the case of HPP shall be to proceed against HPP's interest in the property and improvements or any proceeds thereof. The preceding sentence shall not preclude the Bank from enforcing the Bank's rights against the property and improvements and against other parties liable for the payment of the loan secured by a Deed of
Trust, nor shall it preclude the Bank from joining HPP or its general partners in any proceeding to foreclose the Bank's Deed of Trust, security interest and other liens securing the Borrower's obligations pursuant to such loan.

     IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note to Bank as of the date first above written.

BORROWER:                PORTLAND  LOFTS ASSOCIATES  LIMITED
                         PARTNERSHIP,    a    Delaware    limited
                         partnership

                         BY:  East    Bank   Angel    Joint
                              Venture,   an  Oregon   joint
                              venture, General Partner

                              BY:  Joseph W.   Angel

                              BY:  Pacific Star Corporation,
                                   an Oregon corporation

                              By:  Joseph W.Angel
                                   President



                              BY:  Historic Preservation
                                   Properties    1989    Limited
                                   Partnership,    a    Delaware
                                   limited  partnership, General
                                   Partner

                                   By:  Boston Historic Partners
                                        Limited  Partnership,  a
                                        Massachusetts    limited
                                        partnership,     General
                                        Partner

                                        By:  Portfolio  Advisory Services,
                                             Inc., a Massachusetts
                                             corportion, General Partner

                                             By    Terrence P. Sullivan
                                                   President

                                             By:   Terrence P.Sullivan
                                                   General Partner